Exhibit 99.1

UGI Names Robert Flexon, President and Chief Executive Officer

October 15, 2024

VALLEY FORGE, Pa., October 15 – UGI Corporation (NYSE: UGI) announced that UGI’s Board of Directors appointed Robert C. Flexon as President and Chief Executive Officer, effective November 1, 2024. Mr. Flexon will replace Mario Longhi, UGI’s Chair who has served as Interim President and Chief Executive Officer since December 2023. Mr. Longhi will be resuming his role as an independent director and will serve as non-executive chair of UGI’s Board of Directors. In addition to his role as President and Chief Executive Officer, Mr. Flexon will serve on the Company’s Board of Directors.

“The Board welcomes back Bob to UGI’s leadership team and looks forward to working closely with him. Bob’s extensive leadership and industry experience, coupled with his financial acumen and broad experience in operations, will be of significant value to UGI and its stakeholders as we continue to deliver on UGI’s long-term strategy and create value for our shareholders,” said Mr. Longhi. “Bob has a proven track record in transforming and optimizing organizations and I am happy to have someone of Bob’s caliber join us on our journey ahead.”

“I’m excited to return to UGI to begin work on driving operational improvements, strengthening the financial profile of the Company and further building upon the culture that has been established over the many years of the Company’s rich history,” commented Mr. Flexon. “I look forward to working closely with our Board of Directors and re-connecting with past colleagues and the overall organization.”

Alan Harris, UGI’s Presiding Director, said “The Board would like to thank Mario for stepping in and assuming the role of Interim President and Chief Executive Officer at a critical time for the Company.  Mario’s continued commitment to the long-term success of the Company provides a great foundation on which Bob can build.”

In connection with this appointment, Mr. Flexon, age 66, will step down from the Board of Directors of PG&E Corporation (NYSE: PCG), effective October 31, 2024, where he has served as Chair since the Company’s emergence from Chapter 11 in 2020.  Beginning 2021 as a result of winter storm Uri, he served as a director of The Electric Reliability Council of Texas, Inc. and will depart the Board at the end of his term in December 2024.  Mr. Flexon also serves as Chair of the Board of Nexus Water Group, a privately held company, a position he has held since 2024 and currently serves as Chair of the Board of Capstone Green Energy Holdings, Inc., a provider of customized microgrid solutions, on-site resilient green Energy-as-a-Service solutions and onsite energy technology systems, a position he has held since 2021.  Mr. Flexon joined the Capstone Board as a director in 2018 and also served as Capstone’s Interim President and Chief Executive Officer from August 2023 until March 2024 to lead the Company’s restructuring.

From July 2011 to April 2018, Mr. Flexon was President and Chief Executive Officer and Director of Dynegy Inc., a power generating company that owned and operated a number of natural gas-fueled or coal-fueled power stations in the U.S.  Prior to his service with Dynegy, Mr. Flexon served as UGI’s Chief Financial Officer from February 2011 to July 2011.  Mr. Flexon joined UGI from Foster Wheeler AG (NASDAQ: FWLT), a global engineering and construction contractor and power equipment supplier, where he served as Chief Executive Officer in 2010, as President and Chief Executive Officer of Foster Wheeler USA from 2009 to 2010 and as a director of Foster Wheeler AG from 2006 to 2009.  Prior to becoming Chief Executive Officer at Foster Wheeler USA, Mr. Flexon was Executive Vice President and Chief Financial Officer of NRG Energy, Inc., a wholesale power generation company, a position which he held from February 2009 to November 2009. He previously served as Executive Vice President and Chief Operating Officer of NRG Energy, Inc. from March 2008 to February 2009 and as Executive Vice President and Chief Financial Officer of NRG Energy, Inc. from 2004 to 2008. Before joining NRG Energy, Inc., Mr. Flexon held executive positions with Hercules, Inc., a manufacturer of specialty chemicals, and various key positions, including General Auditor, with Atlantic Richfield Company. He began his career as a CPA with the former Coopers & Lybrand from 1980 to 1987.

About UGI

UGI Corporation (NYSE: UGI) is a distributor and marketer of energy products and services in the U.S. and Europe. UGI offers safe, reliable, affordable, and sustainable energy solutions to customers through its subsidiaries, which provide natural gas transmission and distribution, electric generation and distribution, midstream services, propane distribution, renewable natural gas generation, distribution and marketing, and energy marketing services.

Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

CONTACT INVESTOR RELATIONS

610-337-1000

Tameka Morris, ext. 6297

Arnab Mukherjee, ext. 7498